EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of November 15th, 2010, by and between WebXU, Inc., a Delaware corporation (the “Company”), and Jeffrey Aaronson, an individual (the “Employee”).

WHEREAS, the Company desires to employ the Employee, and the Employee desires to accept such employment, on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1.           Term of Employment.

Subject to the terms and conditions of this Agreement, including the provisions hereof governing termination, the Company hereby employs the Employee and the Employee hereby accepts that the Employee shall be an employee-at-will, without a specified term of employment.  As used herein, the term “Employment Period” shall mean the entire period of time that the Employee is employed by the Company.

2.           Position; Duties of Employment.

(a)           The Company hereby employs the Employee as Chief Financial Officer for the Company.  The Employee shall be responsible for managing various financial operations of the company, including reporting the company’s financial performance to the public market on time and accurately, assisting in acquisitions of businesses, managing financial affairs including investment in the company, and internal controls such as, payroll, and other such financial responsibilities. (the “Services”).  The Employee shall report to the CEO of the Company; provided, however, that the Company, in its sole discretion, shall have the right to make changes in the Employee’s reporting assignment.  In addition to the Services, the Employee shall perform such duties as are typically associated with the position in which he is employed, and any other services that the Company may reasonably require of him.

(b)           The Employee shall (i) perform his duties faithfully, diligently and to the best of his ability in accordance with the reasonable directions and orders of the person to whom he reports, and the Company’s Board of Directors and their officer designees, (ii) devote substantially all of his working time, efforts and attention for the benefit of the Company and to the performance of his duties and responsibilities under this Agreement, (iii) shall not, without Company’s prior written consent, render to others services of any kind for compensation, engage in any other business activity or own any equity interest that would materially interfere with the performance of his duties under this agreement, and (iv) shall observe and comply with all Company policies of which the Employee has been advised and as the same shall exist or be created from time to time.  Employee represents to Company that he has no other outstanding commitments inconsistent with any of the terms of this agreement or the services to be rendered under it.

3.           Compensation.

The Company shall pay the Employee, as compensation for Employee’s Services and his performance under this Agreement as follows:

(a)	A salary of One Hundred and Seventy Thousand Dollars ($170,000.00) per annum, payable in periodic installments in accordance with the Company’s regular payroll practices;

(b)
A standard grant of Two Hundred and Fifty-Thousand Shares (250,000) of the Company’s employee stock options, which options shall vest according to, and be governed by, standard terms applicable to Company’s grant of employee stock options;

(c)
All earned and vested options as of the date of termination must be exercised within 60 days of such termination.  All vested options will have a cashless exercise and vesting will accelerate upon change of control.

On an annual basis, the Company shall review the Employee’s performance and other relevant factors relating to salary, and at the time of such review, the salary may be increased as determined in the sole discretion of the Compensation Committee of the Board of Directors of the Company.

4.           Benefits.

The Company shall provide the Employee with coverage pursuant to a medical plan which shall be selected by the Company in its sole discretion.  The Employee shall also be entitled to participate in all other benefit plans provided by the Company to which Employee is eligible.

5.           Reimbursement of Expenses.

The Company shall reimburse the Employee for normal and reasonable business expenses incurred by him in the course of his employment, including the reasonable costs for transportation and accommodations when the Employee is required to travel away from the location at which he is employed.  Such reimbursement shall be subject to the Company’s standard procedures with respect to reimbursement, including such matters as pre-approval requirements, lodging and meal allowances, and reimbursement rates for automobile travel.

6.           Confidentiality.

The Employee acknowledges that, in connection with his employment by the Company, he will have access to trade secrets of the Company and other information and materials which the Company desires to keep confidential, including customer lists, supplier lists, financial statements, business records and data, marketing and business plans, and information and materials relating to the Company’s services, products, methods of operation, key personnel, proprietary software and other proprietary intellectual property and information disclosed to the Company of third parties to which the Company owes a duty of nondisclosure (collectively, the “Confidential Information”); provided, however, that Confidential Information does not include information which (i) is or becomes publicly known through the lawful action of any party other than the Employee; (ii) has been made available by the Company, directly or indirectly, to a non-affiliated third party without obligation of confidentiality; or (iii) the Employee is obligated to produce as a result of a court order or pursuant to governmental action or proceeding, provided that the Employee gives the Company prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting such Confidential Information from public disclosure.  The Employee covenants and agrees that, both during and after the Employment Period, he will keep secret all Confidential Information and will not disclose, reveal, divulge or otherwise make known any Confidential Information to any person (other than the Company or its employees or agents in the course of performing his duties hereunder) or use any Confidential Information for his own account or for the benefit of any other individual or entity, except with the prior written consent of the Company.

7.           Ownership of Intellectual Property.

The Employee agrees that all inventions, copyrightable material, software, formulas, trademarks, trade secrets and the like which are developed or conceived by the Employee in the course of his employment by the Company or on the Company’s time or property (collectively, the “Intellectual Property”) shall be disclosed promptly to the Company and the Company shall own all right, title and interest in and to the Intellectual Property.  The parties expressly agree that any and all of the Intellectual Property developed by the Employee shall be considered works made-for-hire for the Company pursuant to the United States Copyright Act of 1976, as amended from time to time.  In order to ensure that the Company shall own all right, title and interest in and to the Intellectual Property in the event that any of the Intellectual Property is not deemed a work made-for-hire (as defined in the Copyright Act of 1976) and in any other event, the Employee hereby sells and assigns all right, title and interest in and to all such Intellectual Property to the Company, and the Employee covenants and agrees to affix to the Intellectual Property appropriate legends and copyright notices indicating the Company’s ownership of all Intellectual Property and all underlying documentation to the extent reasonably appropriate, and will execute such instruments of transfer, assignment, conveyance or confirmation as the Company considers necessary to transfer, confirm, vest, perfect, maintain or defend the Company’s right, title and interest in and to the Intellectual Property throughout the world.  The Employee’s obligation under this Section 7 to assign to the Company inventions created or conceived by the Employee shall not apply to an invention that the Employee developed entirely on his or her own time without using the Company’s equipment, supplies, facilities, or trade secret information, provided that those inventions (1) do not or did not relate, at the time of conception or reduction to practice of the invention, to the Company’s business or actual or demonstrably anticipated research or development of the Company; and (2) do not or did not result from any work performed by the Employee for the Company.

8.           Covenant to Deliver Business Materials and to Report.

The Employee acknowledges and agrees that all written materials including, without limitation, all memoranda, notes, records, reports, programs, algorithms and other documents or codes (and all copies thereof) concerning the business or affairs of the Company including, without limitation, the Intellectual Property, which he created or obtained or which otherwise came into his possession or control while employed with the Company, are property of the Company, and the Employee shall promptly return all copies thereof to the Company after the termination of his employment.  In addition, the Employee agrees to render to the Company such reports as it may reasonably request with respect to the activities undertaken by him or conducted under his direction in connection with his employment by the Company.

9.           Non-Competition Agreement.

As used in this Agreement, the following capitalized terms shall have the following meanings: (i) “Company’s Products/Services” is defined as operating, managing, and researching, developing, marketing and selling products or services with on-line websites; (ii) “Competitive Business Activity” is defined as the operation, management, research, development, marketing or sale of any product or service that is materially similar to, or is used for the same purpose as, or otherwise competes with, the Company’s Products/Services; (iii) “Competitor” is defined as any business entity that is engaged in a Competitive Business Activity in California or applicable to the top level Internet domains ending in .com, .net and .org; (iv) “Restrictive Period” is the period of time from the date of this Agreement through the date that is one (1) year after Employee’s employment by the Company ceases; (v) “Client” is defined as any person or entity for whom the Company performed work or services during the one-year period prior to the termination of Employee’s employment with the Company, or to whom the Company sold products during same one-year period; and (vi) “Potential Client” is defined as any person or entity with whom the Company has engaged in substantial contact with respect to the performance of work or services, or for the sale of the Company’s Products/Services, during same one-year period.

Because of his employment by Company, Employee will have access to trade secrets, data and confidential information about Company, its products, its customers, and its methods of doing business.  In consideration of his access to this information, Employee agrees that during the Restrictive Period, Employee shall not directly or indirectly (i) have an ownership interest in, manage, operate, control, solicit business for, or otherwise be involved with the management, operation, or control of any Competitor; (ii) perform any work or services (either as an employee, independent contractor or consultant) for any Competitor, provided however, this restriction shall not preclude Employee from performing work or services at any time exclusively for a division or subsidiary of a Competitor if neither Employee nor such division or subsidiary are engaged in any Competitive Business Activity; (iii) solicit or accept business, which constitutes a Competitive Business Activity, from any Client or Potential Client; (iv) solicit or attempt to solicit, or obtain Confidential Information from any past or present employee, Client or customer of the Company or any of its subsidiaries; or (v) perform any work or services, which constitutes a Competitive Business Activity, for any Client or Potential Client, either as an employee, consultant or independent contractor.  In addition, during the Restrictive Period, Employee shall not solicit, induce, or attempt to induce any Client or Potential Client (y) to cease doing business with the Company, or to otherwise reduce the amount of business that it does with the Company; or (z) to do business, which constitutes a Competitive Business Activity, with any person or entity.

Employee further agrees that during the Restrictive Period, Employee shall not, either on his own account or for any other person or entity, solicit, encourage, induce or attempt to induce any employee of the Company to leave his or her employment, or to accept employment with any other person or entity.

The restrictions on certain competitive activities contained in this Section 9 shall be deemed to consist of a series of separate covenants.  It is the intent of the parties to this Agreement that if a determination is made by a court of competent jurisdiction that the character, duration, or geographical scope of any covenant in this Section 9 is unreasonable in light of the circumstances, or if the court shall refuse to enforce all of the covenants included herein because, taken together, they are more extensive than necessary to assure the Company of the said intended benefit, then this Section 9 shall be construed by the court in such a manner as to impose only those restrictions as are reasonable in light of the circumstances as they then exist and as are necessary to assure the Company of the intended benefit of this Section 9, and the other restrictions shall be deemed eliminated from this Agreement.

Employee acknowledges that he has carefully read and considered the provisions of this Section 9 and has consulted legal counsel of his choice with respect thereto and, having done so, Employee agrees that the restrictions on certain competitive activities set forth herein (including, but not limited to, the time periods during which the restrictions are effective and the geographical area of restriction set forth above) are fair and reasonable in light of the circumstances, and are reasonably required for the protection of the interests of the Company.

10.         Right of Injunction.

The Employee acknowledges that the harm and injury to the Company which would result from the breach or threatened breach of any of the provisions of Sections 6, 7, 8 or 9 of this Agreement (the “Injunctive Sections”) by the Employee cannot be adequately compensated for in money damages.  The Employee further acknowledges that any breach of any of the provisions of the Injunctive Sections by him would cause the Company irreparable harm.  Therefore, the Employee agrees that in the event of a breach or threatened breach of any of the provisions of the Injunctive Sections by him, the Company in a lawsuit seeking an injunction restraining the Employee from such actual or threatened breach, shall not be required to prove (i) that irreparable harm or injury would result from the breach of said Injunctive Sections, or (ii) that the Company has no adequate remedy at law.

The Employee shall reimburse the Company for all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred in connection with the enforcement of any of the provisions of the Injunctive Sections if it is determined that the Company was entitled to such relief.

Nothing contained in this Section 10 shall be construed as prohibiting the Company or the Employee from pursuing any other remedies (including, without limitation, an action for damages) which may be available for any actual or threatened breach of any provision this Agreement, and the pursuit of an injunction or any other particular remedy shall not be deemed to be an election of such remedy to the exclusion of any other remedy.

11.         Termination of Employment.

(a)  Termination by Company.  Notwithstanding anything to the contrary contained herein, the Company may terminate the employment of the Employee, with or without cause, at any time during the Employment Period, upon written notice to the Employee.  Employee will receive Three Months (3 months) paid severance.

(b)  Termination Due to Disability.  Notwithstanding anything to the contrary contained herein, but subject to the provisions of applicable law, the Company shall have the right to terminate the Employee’s employment by the Company if he becomes Disabled (as hereinafter defined) during the Employment Period.  As used herein, “Disabled” shall mean that the Employee has a physical or mental condition which prevents him from performing the essential functions required of him pursuant to this Agreement, in his normal and regular manner, which condition has continued for a period of 60 consecutive business days or existed for a total of at least 90 business days in any twelve month period as determined in good faith by the Board of Directors of the Company.  Employee will receive Six Months (6 months) paid severance.

(c)  Termination Due to Death.  Notwithstanding anything to the contrary contained herein, the Employee’s employment by the Company shall terminate immediately if he dies during the Employment Period.  Employee will receive Six Months (6 months) paid severance.

(d)    Effect of Termination.         Upon termination of this Agreement for any reason, Employee’s employment by the Company shall terminate.  Employee will receive Three Months (3 months) paid severance.

12.         Non-Disparagement.  The Employee will not during his employment with the Company or at any time thereafter, publicly disparage the Company, its affiliates and shareholders or any of their officers, directors, employees or agents, other than in connection with disclosures required by applicable law, regulation or order of court or governmental agency.

13.         Miscellaneous Provisions.

(a)  Survival of Certain Obligations.           The Employee’s duties and obligations under Sections 6, 7, 8, 9, 12 and 13 and the Company’s rights under Section 10 of this Agreement and any other provision hereof specifying an obligation or a right of a party after the termination of Employee’s employment or this Agreement, for any reason whatsoever, shall survive such termination and shall remain in full force and effect.

(b)  Successors and Assigns; Prohibition on Assignment.  This Agreement is binding upon, and shall inure to the benefit of, the Company and its successors and assigns.  With respect to the Employee, this is an agreement for the performance of personal services.  Absent the prior written consent of the Company, and subject to the terms of the Employee’s will and the laws of descent and distribution, the Employee shall not assign, transfer, convey, encumber or otherwise dispose of any of his rights under this Agreement, and likewise, he shall not assign any of his duties or obligations under this Agreement.

(c)  No Conflicts.  The Employee represents and warrants to, and covenants with, the Company that the execution and delivery by him of this Agreement do not, and his performance of his obligations hereunder will not, constitute a breach of any agreement, written or oral, to which he is a party or by which he is bound.

(d)  Entire Agreement.  This Agreement contains all of the representations, covenants and agreements between the parties hereto with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect to said subject matter.  This Agreement supersedes any and all other prior or contemporaneous agreements, whether oral or in writing, between the parties with respect to the subject matter thereof.

(e)  Construction in Favor of Validity.  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or enforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(f)  Amendment and Waiver.     This Agreement may not be amended or modified except by an instrument in writing signed by the party to be bound thereby.

No delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.  Any failure by either party hereto to require strict performance by the other party or any waiver by any party hereto of any term, covenant or agreement herein shall not be construed as a waiver of any other breach of the same or any other term, covenant or agreement herein.

(g)      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to any principles of conflicts of law.  Each party consents to the exclusive venue of the courts of Los Angeles County, California, for resolving any disputes, claims or actions arising out of this Agreement.

(h)  Notices.  Any notice required or permitted to be given hereunder shall be (a) in writing, (b) effective on the first business day following the date of receipt, and (c) delivered by one of the following means: (i) by personal delivery; (ii) by prepaid, overnight package delivery or courier service; or (iii) by the United States Postal Service, first class, certified mail, return receipt requested, postage prepaid.  All notices given under this Agreement shall be addressed to the addresses stated on the signature page(s) to this Agreement, or to new or additional addresses as the parties may be advised in writing.

[page intentionally left blank]

IN WITNESS WHEREOF, this Agreement was executed by the undersigned as of the date first above written.

WebXU, Inc.
(“Company”)

By:	/s/ Matt Hill
Name: Matt Hill
Its: CEO
Address: 3400 Airport Ave
Building D
Santa Monica CA 90405

Jeffrey Aaronson
(“Employee”)

/s/ Jeffrey Aaronson
Name: Jeffrey Aaronson
Address:

S-1